Exhibit 99.01

Strayer Education, Inc. Reports Record Second Quarter 2008 Revenues and Earnings; and Record Summer Term 2008 Enrollments

-- Strayer Second Quarter Revenues Up 24% --

-- Strayer Second Quarter Diluted EPS $1.50, Up 25% --

-- Strayer Summer 2008 Total Enrollments Up 20% / New Students up 17% --

-- Three New Campuses Opened for 2008 Fall Term --

ARLINGTON, Va.--(BUSINESS WIRE)--Strayer Education, Inc. (Nasdaq:STRA) today announced financial results for the three months ended June 30, 2008. Financial highlights are as follows:

Three Months Ended June 30

  Revenues for the three months ended June 30, 2008 increased 24% to $97.9 million, compared to $78.9 million for the same period in 2007, due to increased enrollment and a 5% tuition increase which commenced in January 2008.
  Income from operations was $33.6 million compared to $26.4 million for the same period in 2007, an increase of 28%. Operating income margin was 34.3% compared to 33.4% for the same period in 2007.
  Net income was $21.3 million compared to $17.4 million for the same period in 2007, an increase of 23%. Diluted earnings per share was $1.50 compared to $1.20 for the same period in 2007, an increase of 25%. Diluted weighted average shares outstanding decreased to 14,248,000 from 14,509,000 for the same period in 2007.

Six Months Ended June 30

  Revenues for the six months ended June 30, 2008 increased 23% to $195.0 million, compared to $159.1 million for the same period in 2007, due to increased enrollment and a 5% tuition increase which commenced in January 2008.
  Income from operations was $69.2 million compared to $55.3 million for the same period in 2007, an increase of 25%. Operating income margin was 35.5% compared to 34.8% for the same period in 2007.
  Net income was $44.8 million compared to $36.2 million for the same period in 2007, an increase of 24%. Diluted earnings per share was $3.14 compared to $2.50 for the same period in 2007, an increase of 26%. Diluted weighted average shares outstanding decreased to 14,294,000 from 14,486,000 for the same period in 2007.

“We are pleased with our solid financial results for the second quarter and our strong student enrollment for the summer term,” said Robert S. Silberman, Chairman and CEO of Strayer Education, Inc. “We look forward to the opening of our three new campuses for the 2008 fall term, one in Savannah, Georgia, and two in the Ft. Lauderdale, Florida area. All three campuses will be in new markets for us and further expand the Strayer University footprint.”

Balance Sheet and Cash Flow

At June 30, 2008, the Company had cash, cash equivalents and marketable securities of $118.4 million and no debt. During the three months ended June 30, 2008, the Company invested approximately $30 million in a no load, short-term, tax exempt bond fund. The Company generated $43.5 million from operating activities in the first six months of 2008 compared to $44.6 million during the same period in 2007. The Company’s cash flow from operations for the first six months of 2008 was negatively affected by the timing of employee stock option exercises in 2008. That negative timing effect will reverse itself in the third quarter of 2008. Capital expenditures were $10.0 million for the six months ended June 30, 2008 compared to $7.4 million for the same period in 2007.

During the three months ended June 30, 2008, the Company used $13.0 million to repurchase 66,599 shares of stock at an average price of $195.45 as part of a previously announced stock repurchase authorization. The Company’s remaining authorization for stock repurchases was $12.6 million at June 30, 2008, having invested approximately $69 million during the six months ended June 30, 2008 for this purpose. During the six months ended June 30, 2008, the Company paid regular, quarterly dividends of $10.7 million ($0.375 per share for each quarterly dividend) and a special dividend of $28.9 million ($2.00 per share). The Company also received $10.3 million upon the exercise of 223,000 stock options.

For the second quarter 2008, bad debt expense as a percentage of revenues was 2.8% compared to 3.5% for the same period in 2007. Days sales outstanding, adjusted to exclude tuition receivable related to future quarters, was 12 days at the end of the second quarter of 2008, compared to 12 days at the end of the second quarter of 2007.

Student Enrollment

Enrollment at Strayer University for the 2008 summer term increased 20% to 34,176 students compared to 28,461 students for the same term in 2007. Across the Strayer University campus and online system, continuing student enrollments increased 21%, while new student enrollments increased 17%. Global online students increased 51%. Students taking 100% of their classes online (including campus based students) increased 23%. The total number of students taking at least one class online increased 22% to 25,166.

Student Enrollment

	Summer 2007	Summer 2008	% Change

Campus Based Students:
New Campuses (23 in operation 3 years or less)
Classroom Students	1,078	2,380	121%
Online Students	2,005	3,346	67%
Total New Campus Based Students	3,083	5,726	86%

Mature Campuses (34 in operation more than 3 years)
Classroom Students	9,979	10,453	5%
Online Students	12,987	14,358	11%
Total Mature Campus Based Students	22,966	24,811	8%

Total Campus Based Students	26,049	30,537	17%

Global Online Students	2,412	3,639	51%

Total University Enrollment	28,461	34,176	20%

Total Students Taking 100% of Courses Online	17,404	21,343	23%

Total Students Taking at Least 1 Course Online	20,704	25,166	22%

New Campus Openings

The Company announced today that Strayer University had successfully opened three new campuses in preparation for the fall academic term, all in new markets. Two of these new campuses are in the Ft. Lauderdale, Florida area. The third new campus is in Savannah, Georgia. These three new campuses, together with the six campuses opened earlier this year, complete the Company’s planned nine campus openings in 2008. The Company intends to announce in October the number of new campuses Strayer University plans to open in 2009.

Shares and Options Outstanding

At June 30, 2008, the Company had 14,272,889 common shares issued and outstanding, and 167,084 stock options outstanding with a weighted average exercise price of $102.98 and a remaining weighted average contractual life of 4.3 years.

Common Stock Cash Dividend

The Company announced today that its Board of Directors has declared its regular, quarterly cash dividend of $0.375 per share. This dividend will be paid on September 10, 2008 to shareholders of record as of August 27, 2008.

Business Outlook

Based on the strong enrollment growth announced for the 2008 summer term, offset partly by the costs of investments in new campuses, the Company estimates third quarter 2008 diluted EPS will be in the range of $0.79 to $0.81.

Conference Call with Management

Strayer Education, Inc. will host a conference call to discuss its second quarter 2008 earnings at 10:00 a.m. (ET) today. To participate on the live call, investors should dial (800) 289-0468 10 minutes prior to the start time. In addition, the call will be available via live Webcast over the Internet. To access the live Webcast of the conference call, please go to www.strayereducation.com 15 minutes prior to the start time of the call to register. An archived replay of the conference call will be available at (888) 203-1112 (pass code 4492436) starting at 1:00 p.m. (ET) today and will be available through Monday, July 28, and archived at www.strayereducation.com for 90 days.

Strayer Education, Inc. (Nasdaq: STRA) is an education services holding company that owns Strayer University and certain other assets. Strayer’s mission is to make higher education achievable and convenient for working adults in today’s economy. Strayer University is a proprietary institution of higher learning that offers undergraduate and graduate degree programs in business administration, accounting, information technology, education, health care, and public administration to approximately 38,000 working adult students at 60 campuses in 12 states and Washington, D.C. and worldwide via the Internet. Strayer University is committed to providing an education that prepares working adult students for advancement in their careers and professional lives. Founded in 1892, Strayer University is accredited by the Middle States Commission on Higher Education.

For more information on Strayer Education, Inc. visit www.strayereducation.com and for Strayer University visit www.strayer.edu.

This press release contains statements that are forward looking and are made pursuant to the “safe-harbor” provisions of the Private Securities Litigation Reform Act of 1995 (“Reform Act”). The statements are based on the Company’s current expectations and are subject to a number of uncertainties and risks. In connection with the Safe Harbor provisions of the Reform Act, the Company has identified important factors that could cause the Company’s actual results to differ materially. The uncertainties and risks include the pace of growth of student enrollment, our continued compliance with Title IV of the Higher Education Act, and the regulations thereunder, as well as regional accreditation standards and state and regional regulatory requirements, competitive factors, risks associated with the opening of new campuses, risks associated with the offering of new educational programs and adapting to other changes, risks associated with the acquisition of existing educational institutions, risks relating to the timing of regulatory approvals, our ability to implement our growth strategy, and general economic and market conditions. Further information about these and other relevant risks and uncertainties may be found in the Company’s annual report on Form 10-K and its other filings with the Securities and Exchange Commission, all of which are incorporated herein by reference and which are available from the Commission. We undertake no obligation to update or revise forward looking statements.

STRAYER EDUCATION, INC. UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Amounts in thousands, except per share data)

	For the three months ended June 30,		For the six months ended June 30,
	2007	2008	2007	2008

Revenues	$78,875	$97,928	$159,068	$195,002
Costs and expenses:
Instruction and educational support	26,732	32,909	52,955	64,551
Selling and promotion	13,184	16,729	26,059	31,824
General and administration	12,607	14,683	24,755	29,462
Income from operations	26,352	33,607	55,299	69,165
Investment and other income	1,640	785	3,020	2,821
Income before income taxes	27,992	34,392	58,319	71,986
Provision for income taxes	10,632	13,069	22,153	27,142
Net income	$17,360	$21,323	$36,166	$44,844
Net income per share:
Basic	$1.22	$1.52	$2.54	$3.19
Diluted	$1.20	$1.50	$2.50	$3.14
Weighted average shares outstanding:
Basic	14,288	14,001	14,234	14,052
Diluted	14,509	14,248	14,486	14,294
Common dividends per share:
Regular	$0.31	$0.38	$0.62	$0.75
Special	--	--	--	$2.00
In 2006, the Company began recording stock-based compensation expense under FAS 123(R). The table below sets forth the amount of stock-based compensation expense recorded in each of the expense line items.

	For the three months ended June 30,		For the six months ended June 30,
	2007	2008	2007	2008
Instruction and educational support	$178	$365	$343	$693
Selling and promotion	160	229	306	437
General and administration	2,193	2,217	4,391	4,909
Total stock-based compensation expense	$2,531	$2,811	$5,040	$6,039

STRAYER EDUCATION, INC. UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS (Amounts in thousands, except share and per share data)

	At December 31, 2007	At June 30, 2008
ASSETS
Current assets:
Cash and cash equivalents	$95,036	$88,382
Marketable securities available for sale, at fair value	76,299	30,066
Tuition receivable, net of allowances for doubtful accounts of $3,206 and $3,761 at December 31, 2007 and June 30, 2008, respectively	100,651	102,406
Income taxes receivable	--	1,646
Other current assets	4,097	5,648
Total current assets	276,083	228,148
Property and equipment, net	57,946	61,481
Deferred income taxes	8,830	10,800
Restricted cash	500	500
Other assets	419	483
Total assets	$343,778	$301,412

LIABILITIES & STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$15,682	$13,065
Accrued expenses	3,303	4,458
Income taxes payable	4,754	--
Dividends payable	28,853	--
Unearned tuition	91,476	91,937
Other current liabilities	281	281
Total current liabilities	144,349	109,741
Long-term liabilities	10,922	10,927
Total liabilities	155,271	120,668
Commitments and contingencies
Stockholders’ equity:
Common stock, par value $.01; 20,000,000 shares authorized; 14,426,634 and 14,272,889 shares issued and outstanding at December 31, 2007 and June 30, 2008, respectively	144	142
Additional paid-in capital	87,080	45,416
Retained earnings	101,102	135,255
Accumulated other comprehensive income (loss)	181	(69)
Total stockholders’ equity	188,507	180,744
Total liabilities and stockholders’ equity	$343,778	$301,412

STRAYER EDUCATION, INC. UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Amounts in thousands)

	For the six months ended June 30,
	2007	2008
Cash flows from operating activities:
Net income	$36,166	$44,844
Adjustments to reconcile net income to net cash provided by operating activities:
Amortization of deferred rent	(61)	(217)
Amortization of gain on sale of assets	(7)	(141)
Gain on sale of marketable securities	--	(785)
Depreciation and amortization	4,096	4,991
Deferred income taxes	(3,318)	(2,059)
Stock-based compensation	4,838	5,487
Changes in assets and liabilities:
Tuition receivable, net	(3,094)	(1,755)
Other current assets	(289)	(1,298)
Other assets	(14)	(64)
Accounts payable	(611)	(1,111)
Accrued expenses	232	1,155
Income taxes payable	13,567	5,098
Excess tax benefits from stock-based payment arrangements	(9,963)	(11,498)
Unearned tuition	3,039	461
Deferred lease incentives	--	363
Net cash provided by operating activities	44,581	43,471
Cash flows from investing activities:
Purchases of property and equipment	(7,357)	(10,032)
Proceeds from the sale of property and equipment	5,754	--
Purchases of marketable securities	--	(30,180)
Proceeds from the sale of marketable securities	--	76,785
Net cash (used in) provided by investing activities	(1,603)	36,573
Cash flows from financing activities:
Regular common dividends paid	(9,082)	(10,691)
Special common dividends paid	--	(28,854)
Proceeds from exercise of stock options	12,288	10,325
Excess tax benefits from stock-based payment arrangements	9,963	11,498
Repurchase of common stock	(15,998)	(68,976)
Net cash (used in) financing activities	(2,829)	(86,698)
Net increase (decrease) in cash and cash equivalents	40,149	(6,654)
Cash and cash equivalents – beginning of period	52,663	95,036
Cash and cash equivalents – end of period	$92,812	$88,382

Non-cash transactions:
Purchases of property and equipment included in accounts payable	$1,019	$843

CONTACT:
Strayer Education Inc.
Mark C. Brown, Executive Vice President and
Chief Financial Officer
703-247-2514
or
Sonya Udler, Senior Vice President,
Corporate Communications
703-247-2517
sonya.udler@strayer.edu